Exhibit 99.1

For immediate release

Endeavour Announces Executive Retirement

Houston, February 18, 2010 – Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) announced today that Bruce H. Stover, executive vice president – business development and new ventures, will retire effective March 1, 2010. He will continue his association with the company as a consultant on strategic business development activities.

“Bruce has been with Endeavour since it was formed and has played a key role in helping the company position itself in the North Sea and most recently in the United States,” said William L. Transier, chairman, chief executive officer and president. “His leadership and broad international experience were fundamental to building Endeavour’s solid foundation for future growth and excellent industry reputation. We truly appreciate his hard work, professionalism and business insights that fortunately will still be available to us as he enjoys more personal and family time.”

Stover has 40 years of experience in executive and technical positions in the oil and gas exploration and production industry. Since joining the company in 2004, he has been a member of the company’s executive committee and assigned to Endeavour’s London office as head of operations and business development. He assumed oversight for business development and new ventures in 2008.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially. The estimates of recoverable resources per well and completed well costs included herein are based upon other typical results in these shale plays and may not be indicative of actual results.

For further information:

Endeavour – Investor Relations
Mike Kirksey	+44 (0) 207 451 2364 713-307-8788

Canaccord Adams – UK Broker
Jeffrey Auld	+ 44 (0) 207 050 6500
Pelham Public Relations – UK Media
Philip Dennis Henry Lerwill	+44 (0) 207 743 6363 +44 (0) 203 178 6242